Exhibit 99.2

Egalet Corporation and Subsidiaries (the “Company”)

Unaudited Pro forma Condensed Combined Financial Information

The unaudited pro forma consolidated income statement data for the year ended December 31, 2018 gives effect to the following transactions, which we refer to as the “Transactions,” as if they had occurred on January 1, 2018:

1)

the acquisition of Iroko Pharmaceuticals Inc., (“Iroko”) consisting of certain assets and assumed certain liabilities, as January 31, 2019, pursuant to the terms of an Asset Purchase Agreement dated January 31, 2019, which we refer to as the “Acquisition,” or the “Iroko Acquisition” and

2)

the Company’s emergence from its bankruptcy proceeding on January 31, 2019, pursuant the Joint Plan of Reorganization (the “Plan”) related to the voluntary petitions for reorganization (the “Bankruptcy Petitions”) under the Bankruptcy Code filed by the Company and its wholly owned subsidiaries in the United States Bankruptcy Court for the District of Delaware on October 30, 2018.

The unaudited pro forma consolidated income statements for the year ended December 31, 2018 give effect to the Transactions as if they occurred on January 1, 2018. The unaudited pro forma consolidated balance sheet data as of December 31, 2018 gives effect to the Transactions as if they had occurred on December 31, 2018. In the unaudited pro forma consolidated financial statements, the Acquisition is accounted for using the acquisition method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification No 805. Under the acquisition method of accounting, the total purchase price for the Acquisition is allocated to the assets acquired and liabilities assumed based upon estimates of fair value. The unaudited pro forma adjustments reflected herein are based upon preliminary available information and assumptions that we believe are reasonable under the circumstances and which are described in the accompanying notes. These preliminary estimates may change upon finalization of appraisals and valuation studies. Therefore, the final allocations may differ materially from the estimates used to prepare these pro forma consolidated financial statements.

The unaudited pro forma consolidated financial statements do not purport to represent what our results of operations or financial condition actually would have been if the Transactions occurred on the dates indicated, nor do they purport to represent or project our results of operations for any future period or our financial condition as of any future date. You should read the unaudited pro forma consolidated financial statements in conjunction with the Company’s audited consolidated financial statements and related notes and also in conjunction with the audited consolidated financial statements of Iroko Pharmaceuticals Inc. and related notes, for the year ended December 31, 2018.

EGALET CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2018

(In millions)

				Adjustments for Plan Effects
	Egalet Corporation and Subsidiaries	Iroko Pharmaceuticals Inc.	Iroko Pharmaceuticals Inc. Reclassifications	Acquisition		Other		Subtotal		Adjustments for Fresh Start Accounting			Total Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$35.3	$2.7	$-		$(4.2)	(b)	(18.2)	(k)	$15.6		$-		$15.6
Marketable securities, available for sale	5.0	-	-		-		-		5.0		-		5.0
Accounts receivable, net	8.0	14.8	-		(14.8)	(b)	-		8.0		-		8.0
Inventories, net	2.7	-	2.3	(a)	8.9	(b)	-		13.9		3.7	(n)	17.6
Prepaid expenses and other current assets	3.5	5.1	2.4	(a)	(6.1)	(b)	-		4.9		-		4.9
Assets held for sale	-	16.7	(16.7)	(a)	-		-		-		-		-
Total current assets	54.5	39.3	(12.0)		(16.2)		(18.2)		47.4		3.7		51.1

Property, plant and equipment, net	1.1	0.5	1.7	(a)	0.8	(b)	-		4.1		-		4.1
Goodwill	-	-	2.5	(a)	12.7	(c)	-		15.2		55.4	(n)	70.6
Intangible assets, net	4.3	-	7.8	(a)	83.9	(b)	-		96.0		26.0	(n)	122.0
Other non-current assets	2.0	1.3	-		(1.3)	(b)	-		2.0		-		2.0

Total assets	$61.9	$41.1	$-		$79.9		$(18.2)		$164.7		$85.1		$249.8

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current portion of long-term debt	$-	$168.6	-		$(168.1)	(d)	$0.1	(m)	$0.6		$-		$0.6
Accounts payable	8.6	7.3	-		(4.8)	(e)	-		11.1		-		11.1
Accrued liabilities and other current liabilities	24.6	29.2	-		(10.4)	(f)	-		43.4		(0.2)	(n)	43.2
Total current liabilities	33.2	205.1	-		(183.3)		0.1		55.1		(0.2)		54.9

Long-term debt, net of current portion	-	-	-		49.0	(g)	49.9	(m)	98.9		-		98.9
Contingent consideration payable	-	-	-		17.1	(h)	-		17.1		-		17.1
Deferred income taxes	-	-	-		-	(i)	-		-	(i)	-		-	(i)
Other liabilities	0.5	0.3	-		(0.3)	(b)	-		0.5		(0.5)	(n)	-

Total liabilities not subject to compromise	33.7	205.4	-		(117.5)		50.0		171.6		(0.7)		170.9

Liabilities subject to compromise	139.6	-	-		-		(139.6)	(k)	0.0		-		0.0
									-
Total stockholders' equity (deficit)	(111.4)	(164.3)	-		197.4	(j)	71.4	(l)	(6.9)		85.8	(n)	78.9
Total liabilities and stockholders' equity (deficit)	$61.9	$41.1	$-		$79.9		$(18.2)		$164.7		$85.1		$249.8

See accompanying notes

EGALET CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a)   Reclassifications to reclassify Iroko Pharmaceuticals Inc. assets held for sale.

The Iroko Acquisition

(b)  The following table sets forth the estimated sources and uses for the Acquisition as if it had occurred on December 31, 2018 (in millions):

Sources:
Cash on hand	$1.5
Fair Value of Equity instruments issued (1)	37.8
New Senior Secured Notes (2)	45.0
Unsecured Promissory Note (3)	4.5
$88.8
Uses:
Purchase of Iroko Pharmaceutical (4)	$(87.3)
Transaction expenses reimbursed to Iroko	(1.5)
$(88.8)

(1)

As partial consideration for the Acquisition, the Company issued 4.6 million shares of newly issued common stock with a  par value of $0.001 per share and 2.4 million shares of equity classified stock purchase warrants.  Collectively, these equity instruments have an estimated fair value of $37.8 million.

(2)

The Company also issued as partial consideration for the Acquisition, new first-lien secured notes (the “New Series A‑2 Secured Notes”) with an interest rate of 13% per annum payable in cash semi-annually in arrears, a maturity date of five (5) years from the date of issuance and secured by substantially all assets of the Company. The Company entered into a  new royalty rights agreement with the holders of the New Series A‑2 Secured Notes which will provide for the payment of an aggregate 1.5% royalty on Net Sales (as defined in the indenture governing the New Series A‑2 Secured Notes) from the issuance date through December 31, 2022.  On each payment date, the Company will also pay an installment of principal on the New Series A‑2 Secured Notes in an amount equal to 15% of the aggregate net sales of OXAYDO® (oxycodone HCI, USP) tablets for oral use only—CII, SPRIX® (ketorolac tromethamine) Nasal Spray, ARYMO® ER, Egalet‑002, VIVLODEX®, TIVORBEX®, ZORVOLEX® and INDOCIN® (indomethacin) oral suspension and suppositories (collectively the “Products”) for the two consecutive fiscal quarter period most recently ended, less the amount of interest paid on the notes on such payment date.

(3)

The Company also issued to the sellers of Iroko an unsecured promissory note in the aggregate principal amount of $4.5 million.   The promissory note accrues interest at the rate of 8% per annum with monthly principal payments of approximately $0.4 million commencing one year from the issuance date of January 31, 2019 due monthly for six months with a final payment of principal and accrued interest due  on July 31, 2019.

(4)	Represents the total consideration given to Iroko.

The following represents the pro forma adjustments to reflect the Acquisition and preliminary allocation of the Acquisition purchase price (in millions)

Iroko purchase price	$87.3
Plus - Fair value of contingent consideration (5)	18.2
Adjusted purchase price	105.5
Stockholders’ Deficit of Iroko December 31, 2018	(164.3)
Less - Historical Iroko assets and liabilities not acquired or assumed
Cash	(2.7)
Accounts receivable, net	(14.8)
Prepaid expenses and other current assets	(7.5)
Other non-current assets	(1.3)
Goodwill	(2.5)
Accounts payable	7.3
Accrued liabilities and other current liabilities	29.2
Current portion of long-term debt	168.6
Other liabilities	0.3
Purchase price in excess of book value of net assets acquired	$93.2

The following sets forth the pro forma adjustments resulting from the purchase price allocation:

Inventory (6)	$8.9
Prepaid Expenses (7)	1.4
Property, Plant and Equipment (estimated 7 year life) (8)	0.8
Intangible Assets - Amortizable (9)	83.9
Assumed liabilities (10)	(17.0)
Goodwill (11)	15.2
Total Allocation	$93.2

(5)

Represents contingent consideration for the fair value of any future royalty payments due to Iroko in the event Indocin net sales exceeding $20.0 million in any fiscal year between the Acquisition date and January 31, 2029.

(6)

Adjustment to reflect the step-up of inventories to estimated fair value, which is determined as the selling price less cost to sell and a normal profit margin, based on management’s preliminary estimation. This estimated step-up is expected to be charged to cost of goods sold in the first quarter after closing as the acquired inventories are sold.

(7)	Represents the pro forma adjustment for prepaid expenses acquired in conjunction with the Acquisition as follows (in millions):

Eliminate historical Iroko prepaid expenses	$(7.5)
Restore Iroko prepaid expenses acquired	1.4
$(6.1)

(8)	The pro forma balance sheet includes management’s preliminary fair value adjustments relating to property, plant and equipment based on managements’ current knowledge of Iroko and the industry.

(9)	Represents the adjustment to record the estimated fair value of intangible assets based on management’s preliminary estimates as follows (in millions):

Description		Estimated useful life
Developed products	$91.7	9 Years
Less historical Intangible Assets	(7.8)
Total adjustment to Intangible Assets	$83.9

The preliminary values listed above are based primarily on management’s current knowledge of Iroko, its products and customers, and the industry and have been developed considering current product technologies and related revenue. As the amounts are preliminary, these estimates may change as valuations are finalized, and such differences may be material.

(10)	Represents accounts payable and a reserve for returns, rebates, chargebacks and sales allowances as follows (in millions):

Accounts payable	$2.5
Reserve for returns, rebates, chargebacks and sales allowances	14.5
$17.0

(11)

Remaining purchase price that has not been allocated reflects unidentifiable intangible assets acquired, or goodwill. This purchase price allocation is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed at the date of closing. The purchase price allocation will remain preliminary until management determines these fair values and final transaction costs. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the preliminary amounts presented in the pro forma financial information. See note (c) below.

(c)   Represents the net increase in goodwill as follows (in millions)

Estimated goodwill applicable to the Iroko Acquisition (per note (b) above	$15.2
Less: Iroko’s historical goodwill	(2.5)
$12.7

(d)   Represents the pro forma adjustment to the current portion of long-term debt (in millions)

Eliminate historical Iroko debt balance not assumed	$(168.6)
Current portion of New Series A‑2 Secured Notes	0.1
Current portion of unsecured promissory note	0.4
$(168.1)

(e)   Represents the pro forma adjustment to accounts payable (in millions)

Eliminate historical Iroko accounts payable not assumed	$(7.3)
Restore portion of accounts payable assumed	2.5
$(4.8)

(f)   Represents the pro forma adjustment to accrued liabilities and other current liabilities (in millions)

Eliminate historical Iroko accrued liabilities and other accrued liabilities	$(29.2)
Restore reserve for returns, rebates, chargebacks and sales allowances assumed	14.5
Accrued success fee	2.2
Accrued transaction fees	1.0
Current portion of contingent consideration liability	1.1
$(10.4)

(g)   Represents the net adjustments to the current and long-term portion of debt, as follows (in millions)

New Series A‑2 Secured Notes issued	$45.0
Unsecured promissory note	4.5
Total long-term debt issued	$49.5
Less current portion of New Series A‑2 Secured Notes	$(0.1)
Less current portion of unsecured promissory note	(0.4)
Net increase (decrease) in long-term portion of debt	$49.0

(h)   Represents the net adjustments to the contingent consideration liability, as follows (in millions)

Fair value of contingent consideration liability related to the Acquisition	$18.2
Less current portion of contingent consideration liability	(1.1)
Total long-term contingent consideration liability	$17.1

(i)    The Company currently has a full valuation allowance against its net domestic deferred tax assets, excluding certain deferred tax liabilities.  As such, any pro forma tax provision adjustment would be offset by a corresponding movement in valuation allowance.

(j)   Represents the net adjustments to stockholders’ equity (deficit) as follows (in millions):

Elimination of historical Iroko deficit	$164.3
Acquisition related fees:
Accrued success fee	(2.2)
Accrued transaction fees	(1.0)
Reimbursed Iroko transaction fees paid on behalf of the Company	(1.5)
Fair value of equity securities issued as a component of Acquisition consideration	37.8
$197.4

Other Adjustments for Plan Effects

(k)   Represents the pro forma adjustments to liabilities subject to compromise as follows (in millions):

Liabilities subject to compromise:

13% Senior Secured Debt	$79.1
5.5% Convertible Notes	24.6
6.5% Convertible Notes	23.9
13.0% Senior Secured Debt redemption premium	7.2
Accrued interest	2.5
Accrued royalty rights	2.1
Accrued expenses	0.2
$139.6
Consideration given pursuant to the plan:

Fair value of equity classified warrants issued (1)	$13.0
Fair value of newly issued common stock, par value $0.001 per share (1)	28.1
Issuance of New Series A‑1 Senior Notes (2)	50.0
Cash payment	18.2
$109.3

Gain on the extinguishment of prepetition liabilities	$30.3

(1)

Pursuant to the Plan, the Company’s predecessor common stock was cancelled, and new common stock and warrants were issued.  The adjustment eliminated the Predecessor Company’s common stock, additional paid-in capital and recorded the Successor Company’s new $0.001 par value common stock, warrants and additional paid-in capital.  The Company issued 9.4 million shares of new common stock and additional paid-in capital of $55.2 million and $23.7 million of warrants.  Of these amounts, 4.6 million shares of common stock and 2.4 million shares of warrants were issued in connection with the Iroko Acquisition, for an aggregate equity value of $37.8 million, see note (b).  The remaining 4.8 million shares of common stock and 2.4 million shares of warrants, with a combined equity value of $41.1 million, are presented above

(2)

The Company issued, new first-lien secured notes (the “New Series A‑1 Secured Notes”) with an interest rate of 13% per annum payable in cash semi-annually in arrears, a maturity date of five (5) years from the date of issuance,  and secured by substantially all assets of the Company. The New Series A‑1 Secured Notes provide for an interest holiday through November 1, 2019.  The Company entered into a new royalty rights agreement with the holders of the New Series A‑1 Secured Notes which will provide for the payment of an aggregate 1.5% royalty on Net Sales (as defined in the indenture governing the New Series A‑1 Secured Notes) from the issuance date through December 31, 2022.  On each payment date, the Company will also pay an installment of principal on the New Series A‑1 Secured Notes in an amount equal to 15% of the aggregate net sales of OXAYDO® (oxycodone HCI, USP) tablets for oral use only—CII, SPRIX® (ketorolac tromethamine) Nasal Spray, ARYMO® ER, Egalet‑002, VIVLODEX®, TIVORBEX®, ZORVOLEX® and INDOCIN® (indomethacin) oral suspension and suppositories (collectively the “Products”) for the two consecutive fiscal quarter periods most recently ended, less the amount of interest paid on the notes on such payment date.

(l)   Represents the net adjustments to stockholders’ equity (deficit) as follows (in millions):

Increase for the extinguishment of prepetition liabilities	$30.3
Issuance of equity classified warrants	13.0
Issuance of common stock	28.1
Total adjustment to Company stockholders’ deficit	$71.4

(m)   Represents the net adjustments to the current and long-term portion of debt, as follows (in millions)

New Series A‑1 Secured Notes issued	$50.0
Less current portion of New Series A‑1 Secured Notes	(0.1)
Net increase (decrease) in long-term portion of debt	$49.9

Fresh Start Adjustments

(n)  The following sets forth the establishment of goodwill attributable to emergence from Chapter 11 and pro forma adjustment to stockholders’ equity as follows: (in millions)

Total fair value of equity instruments issued for the following plan effects:
Iroko Acquisition	$37.8
Other	41.1
78.9
Pro forma stockholders’ deficit after adjustments for plan effects	(6.9)

Pro forma adjustment to stockholders’ equity	$85.8

Inventory (1)	$3.7
Intangible Assets - Amortizable (2)	26.0
Accrued liabilities and other current liabilities (3)	(0.2)
Other liabilities (3)	(0.5)
Pro forma adjustment to Goodwill	$55.4

(1)

Adjustment to reflect the step-up of inventories to estimated fair value, which is determined as the selling price less cost to sell and a normal profit margin, based on management’s preliminary estimation. This estimated step-up is expected to be charged to cost of goods sold in the first quarter after closing as the acquired inventories are sold.

(2)	Represents the adjustment to record the estimated fair value of intangible assets based on management’s preliminary estimates as follows (in millions):

Description		Estimated useful life
Developed products	$30.3	9 Years
Less historical Intangible Assets	(4.3)
Total adjustment to Intangible Assets	$26.0

The preliminary values listed above are based primarily on management’s current knowledge of the Company, its products and customers, and the industry and have been developed considering current product technologies and related revenue. As the amounts are preliminary, these estimates may change as valuations are finalized, and such differences may be material.

(3)	Pro forma adjustments to eliminate deferred straight-line rent, deferred revenue and related product advance.

EGALET CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2018

(In millions except per share data)

					Adjustments for Plan Effects
	Egalet Corporation and Subsidiaries	Iroko Pharmaceuticals Inc.	Iroko Pharmaceuticals Inc. Reclassifications		Acquisition	Other		Subtotal		Adjustments for Fresh Start Accounting	Total Pro Forma
Net Sales	$30.3	$0.1	$35.6	(a)	$-		$-		$66.0	$-		$66.0

Costsand Expenses
Costs of sales (excluding amortization of intangibles assets)	7.4	-	14.3	(a)	0.1	(b)	-		21.8	-		21.8
Amortization of intangible assets	2.1	-	3.1	(a)	7.1	(b)	-		12.3	1.3	(f)	13.6
Selling, general and administrative	57.8	4.1	31.1	(a)	-		-		93.0	-		93.0
Research and development	3.5	0.2	-		-		-		3.7	-		3.7
Intangible asset impairment charge	-	-	0.6	(a)	-		-		0.6	-		0.6
Restructuring charges	17.0	-	-		-		-		17.0	-		17.0

Lossfrom operations	(57.5)	(4.2)	(13.5)		(7.2)		-		(82.4)	(1.3)		(83.7)

Other (income) expense
Interest expense, net	41.3	27.1	-		(20.2)	(c)	(39.1)	(e)	9.1	-		9.1
Loss on sale of assets	-	0.1	-		-		-		0.1	-		0.1
Change in fair value of derivative liability	(12.3)	-	-		-		-		(12.3)	-		(12.3)
Reorganization charges	9.0	-	-		-		-		9.0	-		9.0
Other	(0.1)	-	-		-		-		(0.1)	-		(0.1)

Loss before income taxes	(95.4)	(31.4)	(13.5)		13.0		39.1		(88.2)	(1.3)		(89.5)
Income tax provision	-	-	0.8	(a)	-	(d)	-	(d)	0.8	-	(d)	0.8

Loss from continuing operations	$(95.4)	$(31.4)	$(14.3)		$13.0		$39.1		$(89.0)	$(1.3)		$(90.3)

Loss from discontinued operations, net of taxes		(14.3)	14.3	(a)
Net loss		$(45.7)	$-

Per Share Information:
Net loss per share of common stock, basic and diluted	$(1.81)										(g)	$(9.65)
Weighted-average shares outstanding, basic and diluted	52,775,116											9,360,968

See accompanying notes

EGALET CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(a)   Reclassification to reflect historical Iroko Pharmaceuticals Inc. discontinued operations elements as continuing operations.

The Iroko Acquisition

(b)   Represents incremental depreciation and amortization applicable to purchase price allocation to tangible and identifiable intangible assets as follows (in millions):

Year ended December 31, 2018
Total increase in depreciation	$0.1
Increase applicable to cost of goods sold (1)	$0.1

(1)	The allocation of incremental depreciation expense is based on the Company’s historical classification.

Assumed allocation of excess purchase price to fair value of property, plant and equipment and identifiable intangible assets (in millions):

		Estimated useful life	Estimated annual depreciation and amortization
Description
Property, plant and equipment, step-up	$0.8	7 Years	$0.1
Developed products	91.7	9 Years	10.2
Less: historical Iroko amortization			(3.1)
			$7.1

The preliminary values listed above are based primarily on management’s current knowledge of Iroko, its products and customers, and the industry and have been developed considering current product technologies and related revenue. As the amounts are preliminary, these estimates may change as valuations are finalized, and such differences may be material.

(c)   Represents the pro forma adjustments to interest expense applicable to the Acquisition follows (in millions):

Year ended December 31, 2018
New Series A‑2 Secured Notes, at 13% per annum	$6.0
Unsecured promissory notes, at 8% per annum	0.4
Additional interest expense related royalty	0.5
Total pro forma increase to interest expense	6.9
Less: Iroko historical interest expense, including amortization of deferred financing fees	$(27.1)

Total pro forma decrease to interest expense	$(20.2)

(d)   The pro forma statements of operations do not include a tax impact as the Company currently has a full valuation allowance against its net domestic deferred tax assets, excluding certain deferred tax liabilities.  As such, any pro forma tax provision adjustment would be offset by a corresponding movement in valuation allowance.

Other Adjustments for Plan Effects

(e)   Represents the pro forma adjustments to interest expense applicable to the  Acquisition follows (in millions):

Year ended December 31, 2018
New Series A‑1 Secured Notes, at 13% per annum (1)	$1.7
Additional interest expense related royalty	0.5
Total pro forma increase to interest expense	2.2

Less: Company historical interest expense, including amortization of deferred financing fees	$(41.3)

Total pro forma decrease to interest expense	$(39.1)

(1)	The Series A‑1 Secured Notes, provide for an interest holiday during the first nine (9) months

Fresh Start Adjustments

(f)   Represents incremental amortization applicable to purchase price allocation to tangible and identifiable intangible assets as follows:

Assumed allocation of excess purchase price to fair value of identifiable intangible assets ( in millions):

		Estimated useful life	Estimated annual amortization
Description
Developed products	$30.3	9 Years	3.4
Less: historical Company amortization			(2.1)
			$1.3

The preliminary values listed above are based primarily on management’s current knowledge of the Company, its products and customers, and the industry and have been developed considering current product technologies and related revenue. As the amounts are preliminary, these estimates may change as valuations are finalized, and such differences may be material.

(g)   Represents the calculation of pro forma basic and diluted earnings per share assuming the number of shares of new common stock of 9.4 million shares was outstanding during the entire year ended December 31, 2018.